SCHEDULE 14C INFORMATION

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Calvert World Values Fund, Inc.

International Opportunities Fund

(Name of Registrant as Specified in Its Charter)

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CALVERT WORLD VALUES FUND, INC.

CALVERT INTERNATIONAL OPPORTUNITIES FUND

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING SUB-ADVISOR CHANGE

This Information Statement is being supplied to all shareholders of the Calvert International Opportunities Fund (the "Fund"), a series of Calvert World Values Fund, Inc. ("CWVF"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, CWVF and the Fund's investment advisor, Calvert Investment Management, Inc. (“CIM” or the "Advisor"), may enter into and materially amend the Fund's investment sub-advisory agreement without shareholder approval (the “Exemptive Order”).

The Exemptive Order permits the Advisor to select the sub-advisors and portfolio managers who, in the Advisor’s opinion, are best suited to achieve the Fund's investment objective. The rationale for this grant of authority is that the Advisor's constant supervision of the portfolio manager enables the Advisor to reallocate the proportion of shareholders' assets subject to particular portfolio manager styles in response to changing market conditions or sub-advisor performance. Obtaining shareholder approval of a new sub-advisor and investment sub-advisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and CWVF's Board of Directors (the "Board"). Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the Exemptive Order and in accordance with the Fund's Prospectus and Statement of Additional Information (“SAI”) dated January 31, 2011, CWVF is providing information about the new portfolio managers for the Fund following the change to the Fund’s sub-advisor discussed below and disclosed in a supplement to the Fund’s Prospectus and SAI dated September 20, 2011.

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement is scheduled to be mailed on or about December 1, 2011 to the Fund’s shareholders of record as of the close of business on September 30, 2011 (“Record Date”). According to the Fund’s books and records, as of the Record Date, the following shares were issued and outstanding:

Class A shares	2,346,495.33
Class C Shares	177,447.60
Class I Shares	366,135.31
Class Y Shares	151,856.01

As of the Record Date, the respective officers and Directors of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of September 30, 2011, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Fund as shown:

Names and Address	% Owned

American Enterprise Investment Services, Inc.	8.56% of Class A
Minneapolis, MN

Charles Schwab & Co.	14.71% of Class A
Reinvestment Account
San Francisco, CA

Pershing LLC	6.41% of Class C
Jersey City, NJ

Merrill Lynch, Pierce, Fenner & Smith, Inc.	20.89% of Class C
For the Sole Benefit of its Customers
Jacksonville, FL

Calvert Investment Distributors, Inc.	44.02% of Class I
Aggressive Allocation Fund
Bethesda, MD

Calvert Investment Distributors, Inc.	55.39% of Class I
Moderate Allocation Fund
Bethesda, MD

Prudential Investment Management	26.04% of Class Y
For the Benefit of its Mutual Fund Clients
Newark, NJ

Merrill Lynch, Pierce, Fenner & Smith, Inc.	32.38% of Class Y
For the Sole Benefit of its Customers
Jacksonville, FL

National Financial Services Corp.	32.49% of Class Y
New York, NY

Background. CIM serves as investment advisor to CWVF and to the several other registered investment companies in the Calvert Family of Funds. Calvert Investment Distributors, Inc. (“CID”) serves as the principal underwriter to CWVF. Calvert Investment Administrative Services, Inc. (“CIAS”) has been retained by CWVF to provide certain administrative services necessary to the conduct of its affairs. Calvert Investment Services, Inc. (“CIS”) serves as the shareholder servicing agent for CWVF. Each of these Calvert operating companies are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly-owned subsidiaries of UNIFI Mutual Holding Company.

CIM serves as the investment advisor to the Fund pursuant to an investment advisory agreement between CWVF and CIM dated March 1, 1999 (the “Advisory Agreement”). The Board of Directors, including the Directors who are not “interested persons” (“Independent Directors”), as defined under the Investment Company Act of 1940 (“1940 Act”), last approved the continuance of the Advisory Agreement on December 7, 2010. The Advisory Agreement was last submitted to shareholders for approval on February 24, 1999.

CIM, in turn, retained a sub-advisor to handle the day-to-day management of the Fund’s assets. Accordingly, F&C Management Limited (“F&C”) served as the sub-advisor upon the inception of the Fund on May 31, 2007. F&C is a wholly-owned subsidiary of F&C Asset Management plc, which is a publicly traded company that was incorporated in 1868 in London. Under the investment sub-advisory agreement, F&C received a fee, paid by CIM, as follows: 0.55% of the average daily net assets of the Fund up to and including $250 million, 0.50% of the next $250 million and 0.45% on assets in excess of $500 million. For the Fund's most recent fiscal year ended September 30, 2011, F&C earned $239,436.66 in fees.

Board Action. On September 13, 2011, the Board terminated F&C as the sub-advisor to the Fund. This change was precipitated by concerns over changes to the investment team, and for performance challenges. As a result of the personnel turnover on the investment team, F&C had underperformed over the past year and half. As a result, CIM recommended that F&C be replaced as the sub-advisor to the Fund.

In the resulting manager search process, CIM determined that employing multiple sub-advisors was the best approach to mitigate the adverse impacts of investment style and manager underperformance. The multi-manager approach offers more flexibility and the opportunity to achieve the Fund’s objectives in different market environments, protecting Fund performance on the downside and delivering on the upside. Trilogy Global Advisors, LP (“Trilogy”) is a growth-at-a-reasonable-price (GARP) manager focused on companies with strong earnings power. Advisory Research Inc. (“Advisory Research”) is a value-oriented fundamental manager whose process identifies for investment, companies that are being priced below adjusted price to book. The combination of the two managers’ investment strategies may result in a more style balanced portfolio and bring the Fund in line with the Fund’s core benchmark. Trilogy’s orientation toward growth and smaller capitalization companies with significant exposure to emerging markets is complemented by Advisory Research’s value and somewhat larger capitalization profile with minimal investment in emerging markets. With a multi-manager structure, CIM can manage allocations between the two managers to maintain a stable style posture for the Fund, while maximizing alpha generation and minimizing volatility over the long term.

Accordingly, the Board determined that shareholders may benefit from a different allocation of investment styles that might be better suited to pursuing the Fund's investment objective of seeking long-term capital appreciation through holdings which satisfy the Fund’s investment criteria, including financial, sustainability and social responsibility factors.

After careful consideration by CIM, CIM recommended, and the Board approved, the selection of Trilogy and Advisory Research to serve as the sub-advisors to the Fund. Trilogy and Advisory Research assumed portfolio management responsibility for the Fund on September 14, 2011. Pursuant to this action, the Board also determined to deliver this Information Statement to the Fund's shareholders.

Board Considerations. At a meeting held on September 13, 2011, the Board of Directors, and, by a separate vote, the Independent Directors, approved the respective Investment Sub-advisory Agreements between the Advisor and Trilogy and Advisory Research (each a “Sub-advisor” and together, the “Sub-advisors”) with respect to the Fund.

The Independent Directors were separately represented by independent legal counsel with respect to their consideration of the respective Investment Sub-advisory Agreements with the Sub-advisors. Prior to voting, the Independent Directors reviewed the proposed approval of each Investment Sub-advisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating each of the Investment Sub-advisory Agreements, the Independent Directors reviewed information provided by the Advisor and the Sub-advisors relating to the Sub-advisors’ operations, personnel, investment philosophy, strategies and techniques. Among other information, the Sub-advisors provided a comprehensive description of the services to be provided by the Sub-advisors; biographical information on portfolio management and other professional staff who would furnish services to the Fund (including a description of their duties and qualifications); performance information with respect to comparable investment companies managed by the Sub-advisors and the performance of appropriate, recognized indices; and descriptions of each Sub-advisor’s respective investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices. The Sub-advisors also provided recent financial statements and information regarding their adherence to compliance policies and regulatory matters, as well as their respective business reputations.

The Board approved the Investment Sub-advisory Agreements between the Advisor and each of the Sub-advisors based on a number of factors relating to each Sub-advisor’s ability to perform under the applicable Investment Sub-advisory Agreement. In the course of its deliberations, the Board evaluated, among other factors: the nature, extent and the quality of the services to be provided by each Sub-advisor; each Sub-advisor's management style and long-term performance record in employing its investment strategies; the cost of services to be provided and the profits to be realized by the Sub-advisors and their affiliates from their respective relationships with the Fund; the possible economies of scale that would be realized due to the Fund’s growth; whether fee levels reflect such economies of scale for the benefit of investors; comparisons of services to be rendered to and fees to be paid by the Fund with the services provided by and the fees paid to other sub-advisors and the services provided to and the fees paid by other clients of the Sub-advisors; each Sub-advisor's current level of staffing and its overall resources; the qualifications and experience of each Sub-advisor's personnel; each Sub-advisor's financial condition with respect to its ability to perform the services required under the applicable Investment Sub-advisory Agreement; each Sub-advisor's compliance systems, including those related to personal investing; and any disciplinary history. Based upon its review, the Board concluded that it was satisfied with the nature, extent and quality of services to be provided to the Fund by each Sub-advisor under the applicable Investment Sub-advisory Agreement.

In considering the Fund’s performance, the Board noted that it reviewed, on a quarterly basis, detailed information about the Fund’s performance results, portfolio composition and investment strategies. The Board also considered, among other information, the Fund’s performance during the one- and three-year periods ended July 31, 2011. This comparison indicated that the Fund performed below the median of its Lipper peer group for the one- and three-year periods ended July 31, 2011. The data also indicated that the Fund underperformed its benchmark over the same periods. The Board took into account management’s discussion of the Fund’s performance and its recommendation that the Fund’s current sub-advisor be replaced with the Sub-advisors in an effort to address the Fund’s underperformance. The Board noted the Advisor’s expertise and resources in monitoring the performance, investment style and risk-adjusted performance of the Fund’s current sub-advisor. The Board also took into account each Sub-advisor’s long-term performance record with respect to the investment strategies each Sub-advisor would utilize in managing the Fund. Although the Sub-advisors’ investment strategies did not reflect environmental, sustainability and governance (“ESG”) criteria, the Directors considered the impact ESG criteria was likely to have on the composition of the investment portfolios the Sub-advisors would manage for the Fund. Based on its review, the Board concluded that appropriate action was being taken with respect to the Fund’s performance.

In considering the estimated cost of services to be provided by each Sub-advisor and the anticipated level of profitability to each Sub-advisor of its relationship with the Fund, the Board noted that the sub-advisory fee under each Investment Sub-advisory Agreement would be paid by the Advisor out of the advisory fee that the Advisor received from the Fund under the Investment Advisory Agreement. The Board also noted the ability of the Advisor to negotiate each Investment Sub-advisory Agreement and the corresponding sub-advisory fee at arm’s length. In addition, the Board noted that the proposed sub-advisory fees were comparable to the sub-advisory fee the Advisor was paying to the Fund’s current sub-advisor. The Board took into account the fees the Sub-advisors charged to their other clients and considered these fee comparisons in light of the differences in managing these other accounts. The Board also noted the Advisor’s current undertaking to waive its advisory fees in an amount equal to any savings the Advisor realized from the new sub-advisory arrangements.

Based upon its review, the Board determined that the proposed sub-advisory fees were reasonable. Because the Advisor would pay the Sub-advisors’ sub-advisory fees and the sub-advisory fees were negotiated at arm’s length by the Advisor, the estimated cost of services to be provided by the Sub-advisors and the anticipated level of profitability to the Sub-advisors of their relationships with the Fund were not material factors in the Board’s deliberations. For similar reasons, the Board did not consider the potential economies of scale in each Sub-advisor’s management of the Fund to be a material factor in its consideration, although the Board noted that the proposed sub-advisory fee schedule included breakpoints that would reduce the sub-advisory fees on assets above a specified asset level.

In approving each Investment Sub-advisory Agreement, the Board, including the Independent Directors, did not identify any single factor as controlling, and each Director may have attributed different weight to various factors.

The Board reached the following conclusions regarding each Investment Sub-advisory Agreement, among others: (a) each Sub-advisor is qualified to manage the Fund's assets in accordance with the Fund’s investment objectives and policies; (b) each Sub-advisor maintains appropriate compliance programs; (c) each Sub-advisor’s investment strategies are appropriate for pursuing the investment objective of the Fund; (d) appropriate action is being taken with respect to the performance of the Fund; and (e) the Fund's proposed sub-advisory fees are reasonable relative to those of similar funds and to the services to be provided by each Sub-advisor. Based on its conclusions, the Board determined that the approval of each Investment Sub-advisory Agreement would be in the best interests of the Fund and its shareholders.

Investment Sub-advisors.

Advisory Research, Inc. is a Delaware corporation founded in 1974. It is a wholly-owned subsidiary of Piper Jaffray & Co. Advisory Research has over $6 billion in assets under management, primarily in equity, both domestic and international.

Information is provided below identifying each member of the team who is employed by or associated with Advisory Research and primarily responsible for the day-to-day management of the Fund (each a “Portfolio Manager”). The SAI for the Fund dated January 31, 2011, as revised September 20, 2011, provides additional information about each Portfolio Manager’s management of other accounts, compensation, and ownership of securities in the Fund.

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
Jonathan P. Brodsky	Managing Director	Since 2004	2009 to Present: Managing Director, ARI; member of ARI Investment Team. 2004 to 2009: Vice President, ARI; member of ARI Investment Team.	Portfolio Manager
Drew Edwards	Vice President	Since 2008	2008 to Present: Vice President, ARI; member of ARI Investment Team. 2005 to 2008: Investment Professional, Taiyo Pacific Partners.	Portfolio Manager
Marco P. Priani, CFA, CPA, FRM	Vice President	Since 2006	2006 to Present: Vice President, ARI; member of ARI Investment Team.	Portfolio Manager

Advisory Research’s principal business address is 180 N. Stetson Avenue, Suite 5500, Chicago, IL 60601, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Brien M. O’Brien	Chairman and Chief Executive Officer
David B. Heller	President
Christopher D. Crawshaw	Secretary and Managing Director
Cari A. Hopfensperger	Chief Compliance Officer
Heather L. Calby	Chief Financial Officer

Trilogy Global Advisors, LP is a Delaware limited partnership and has been in business since 1999. Affiliated Managers Group, Inc., a publicly traded asset management company, holds a majority equity interest in Trilogy. The remaining equity interests are held by Trilogy employees. Trilogy manages global, international and emerging markets equities with over $11.2 billion in assets under management.

Information is provided below identifying each member of the team who is employed by or associated with Trilogy and primarily responsible for the day-to-day management of the Fund (each a “Portfolio Manager”). The SAI for the Fund dated January 31, 2011, as revised September 20, 2011, provides additional information about each Portfolio Manager’s management of other accounts, compensation, and ownership of securities in the Fund.

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
William Sterling, Ph.D.	Chief Investment Officer	Since 1999	1999 to Present: Chief Investment Officer and Senior Portfolio Manager, Trilogy. Mr. Sterling has guided the firm since its inception in 1999.	Senior Portfolio Manager
Gregory J. Gigliotti	Managing Director	Since 2002	2002 to Present: Managing Director and Senior Portfolio Manager, Trilogy. Responsible for day-to-day management of Trilogy’s client portfolios.	Senior Portfolio Manager
Pablo Salas	Managing Director	Since 2005	2005 to Present: Managing Director and Senior Portfolio Manager, Trilogy. Responsible for the management of Trilogy’s emerging markets equity portfolios.	Senior Portfolio Manager
Jessica Reuss, CFA	Product Specialist	Since 2006	2006 to Present: Product Specialist and Portfolio Manager, Trilogy. Responsible for global research coverage in the consumer discretionary and consumer staples sectors.	Portfolio Manager
David Runkle, Ph.D., CFA	Director of Quantitative Research	Since 2007	2007 to Present: Director of Quantitative Research, Portfolio Manager, Trilogy. Responsible for Trilogy’s quantitative research efforts. 2002 to 2007: Investment Research Manager, Piper Jaffray.	Portfolio Manager

Trilogy’s principal business address is 1114 Avenue of the Americas, 28th Floor, New York, NY, 10036, and its principal executive officers are as follows:

Name and Title	Principal Occupation

William Sterling	Chief Executive Officer, Chief Investment Officer
John Myklusch	Chief Financial Officer/Assistant Secretary
Carol Holley	Chief Operating Officer, Secretary
Robert Beckwitt	Managing Director, Head of Equity investments
Greg Gigliotti	Managing Director, Portfolio Manager
Pablo Salas	Managing Director, Portfolio Manager
Ryan Burrow	Managing Director, Head of Business Development, Client Service & Finance
Thomas Masi	Managing Director, Head of Research

Investment Sub-advisory Agreements. The terms of the respective Sub-advisory Agreements between CIM and the Sub-advisors are substantially identical in all respects to the terms of the prior sub-advisory agreement, except with respect to the commencement date and the fee schedule. The general terms of the Sub-advisory agreements between CIM and each Sub-advisor include:

The services to be provided to CWVF. Investment advisory services (manage Fund assets and execute portfolio transactions); reports to CWVF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.

General obligations of each Sub-Advisor. Manage the Fund in accordance with Fund guidelines and restrictions, under the direction of CIM and the Board.

Expenses of the Fund. Each Sub-advisor will pay all respective salaries and expenses it incurs in connection with performance of its obligations under the Investment Sub-advisory Agreement, except for the cost of securities and other investments and any brokerage commissions.

Liability issues. Each Sub-advisor is liable for any breach of its obligations and duties under the Investment Sub-advisory Agreement and is required to indemnify CIM and the Fund for losses resulting from its willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties. Neither Sub-advisor shall be liable for any direct or consequential loss, claim, damage, expense or liability suffered by CIM or the Fund caused by an event or events or circumstances beyond its reasonable control which delays, interrupts or prevents the performance by the Sub-advisor of its obligations under the Investment Sub-advisory Agreement.

Continuation of the Agreement. The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by: (i) either the Board or a majority of the outstanding shares of CWVF and (ii) the Independent Directors. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CIM, or the holders of a majority of the outstanding shares of CWVF, upon 60 days’ written notice.

Currently, the Advisory Agreement will continue until January 1, 2012 unless terminated earlier, and provided that it may be continued annually thereafter.

Compensation. Pursuant to the Advisory Agreement between CWVF and CIM, the Fund will pay CIM an annual fee, computed daily and payable monthly in arrears, equal to 0.80% of the average daily net assets of the Fund. Pursuant to the respective Investment Sub-advisory Agreements between CIM and the Sub-advisors, CIM will pay an annual fee, based on the assets of the Fund that they each manage, computed daily and payable monthly in arrears, of 0.53% of the average daily net assets of the Fund up to and including $500 million, and 0.44% of assets in excess of $500 million. The calculation of the sub-advisory fee payable by CIM excludes any assets invested in the Fund’s High Social Impact Investments and/or Special Equities programs.

Shareholder Reports. Copies of the annual report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address, to which a single copy of the document was delivered. If you wish to receive a separate Information Statement, or wish to request a single copy of Information Statements in the future (if you are receiving multiple copies), contact the Fund as directed under “Shareholder Reports” above.